IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA


STEEN KANTER                        :    CIVIL ACTION
5 Beth Drive                        :
Lower Gwynedd PA  19002             :    NO. 96-CV-232,
                                    :
             Plaintiff,             :
                                    :
      v.                            :
                                    :
LECHTERS, INC.                      :
One Cape May Street                 :
Harrison, NJ  07029                 :
                                    :
             Defendant.             :


                            COMPLAINT

          Plaintiff, Steen Kanter, complains against defendant as

follows:

                             OVERVIEW

     1.   This is an action to enjoin defendant from continuing

to violate the Securities Exchange Act of 1934 and to defraud and manipulate the public concerning the true value of the

defendant's securities, which are traded on the over-the-counter public market a/k/a NASDAQ.  Defendant has and continues to make false statements and to omit material information in its public releases about the circumstances relating to the defendant's termination of plaintiff from his positions as Vice Chairman of the Board of Directors and Chief Executive Officer ("CEO") of the

defendant.  The misrepresentations and omissions are an attempt to cover up the exposure of over $1.5 million connected to

plaintiff's departure from the company, the cancellation of

Mr. Kanters turnaround plan, the planned return of the former CEO

(Donald Jonas), who had caused the problems creating the need for a turnaround plan, and that the company currently had no

replacement or turnaround plan.  The defendant's misstatements and omissions were false when made, and continue to be false in order to artificially inflate the price at which defendant's stock is trading on the over-the-counter market.  In this action,

plaintiff seeks preliminary and permanent injunctive relief

requiring defendant to publicly disclose the true material facts in order to correct the currently existing fraud on the market.

     2.   This is also an action for defendant's violation of its

employment contract, Plaintiff is entitled to seek approximately

$1.5 million in actual damages, as well as punitive damages based on the outrageous bad faith and deceptive conduct of defendant.

                           THE PARTIES

     3.   Plaintiff, Steen Kanter, is a citizen of the

Commonwealth of Pennsylvania residing at 5 Beth Drive, Lower

Gwynedd, Pennsylvania 19002.  Until January 10, 1996, plaintiff was the Vice Chairman and Chief Executive Office ("CEO") of

Defendant, who defendant hired to help defendant improve its business.

     4.   Defendant, Lechters, Inc. (hereinafter referred to as

"defendant" or "Lechters") is a New Jersey corporation with its principal office at One Cape May Street, Harrison, New Jersey

07029.  Defendant is the largest housewares specialty retailer in the county with 649 retail outlets.

                      JURISDICTION AND VENUE

     5.   This court has jurisdiction over this matter pursuant

to Section 27 of the Exchange Act, 15 U.S.C. Section 78aa, and

under 2 U.S.C. Section 1331 because the citizenship of the

parties is diverse.  Venue is appropriate in this district

pursuant to 23 U.S.C. Section 78aa and Section 1391(a).

                            THE FACTS

     6.   Defendant is publicly held company whose stock is

traded on the over-the-counter market.  As of July 29, 1995, the company had 17,374,000 shares of common stock outstanding, and for fiscal year 1994 the company had sales of approximately $399 million.  Donald Jonas ("Jonas") was at all times relevant to the allegations of this Complaint the largest single shareholder

(25%) and Chairman of the defendant and former CEO of the

company, who replaced Mr. Kanter.

     7.   Beginning in or about 1992, defendant began

experiencing stagnant sales, lack of direction and criticism from the stock analysts.  Its stock price was weakening and profits were declining.

     8.   Because of, inter alia, these problems, Jonas and

defendant began a search for a new senior executive who could help cure defendant's problems and help turn the company around.

     9.   Mr. Kanter was previously employed by Ikea, where he

worked for 22 years.  During his 22-year tenure, Mr. Kanter was based in five different countries and filled a variety of

different positions.  Overseas, his positions included:  Sales

Manager in Denmark; General Manager of Ikea's entire mail order business in Germany; President of Ikea's Austrian operations; and

General Manager of Ikea's Canadian operations.  In the United

States, Mr. Kanter was President of Ikea U.S. East and Executive

Vice President of Ikea, Inc., as well as a member of the North

American Board of Ikea, until he accepted his position with the defendant.

     10.  During 1993, Jonas contacted Mr. Kanter about joining the defendant.  Extensive conversations and negotiations ensued,

specifically with regard to the proposed scope of Mr. Kanter's responsibility at Lechters and the term of the Contract.  The scope of Mr. Kanter's duties and authority was extremely

important, particularly the degree of freedom he would be given to do what was necessary to successfully turn the company around.

Mr. Kanter also insisted on a five year term over Jonas' strong objections, because that was the minimum period Mr. Kanter needed to develop and implement an effective long range turnaround of the company.

     11.  Over the next several months, Jonas and Mr. Kanter

further discussed Mr. Kanter's expectations about the proposed position, and in late 1993, Mr. Kanter and Jonas came to an

agreement in principle whereby Mr. Kanter would become the new

Vice Chairman and CEO of Lechters, with duties and

responsibilities commensurate with those positions.  Some of the more important aspects of the agreement between the parties were the minimum five year term and the fact that Mr. Kanter would be working at the direction of the Board of Directors, not at the direction of Jonas, who was going to withdraw from active

management of the company.

     12.  As of January 11, 1994, defendant and Mr. Kanter

entered into a written employment contract (the "Contract") for a minimum of five years, a true copy of which, as amended, is

attached hereto and incorporated herein as Exhibit "A".  Pursuant to paragraph 2 of the Contract, Mr. Kanter was Vice Chairman of the Board of Directors and CEO of defendant, and the performance of his duties "shall be subject to the direction of the Board of

Directors of the Company."

     13.  After the parties executed the Contract, Mr. Kanter

spent his time learning to understand the numerous problems which were plaguing Lechters at that time.  These included, inter alia,

the absence of a business plan, the lack of a coherent and viable budgeting process, the stocking of too many products for the size of the retail outlets, failure to reduce the prices on

discontinued products in the inventory, and lack of inventory control at the store level.  Mr. Kanter learned that the

situation was much worse than Jonas explained, and worse than he ever expected.

     14.  Notwithstanding the unexpectedly worse reality,

Mr. Kanter proceeded with his efforts to turn the company around.

By June 1994, Mr. Kanter had developed an extensive and specific

579-day plan (to the end of January 1996) to begin to turn

Lechters into a competitive, stable and profitable company (the

"First Business Plan").  When Mr. Kanter unveiled his Plan to the public, Wall Street analysts generally praised it and were quite interested in it.  Coupled with Mr. Kanter's proven experience while at Ikea, the First Business Plan triggered serious interest in Lechters by stock analysts and investors.

     15.  Mr. Kanter received a $50,000 increase in his salary

and a $50,000 bonus after his first full year at Lechters, and was considered the man to turn Lechters around.  At the time,

Jonas told Mr. Kanter, and was quoted by others, that Mr. Kanter would success Jonas as Chairman.

     16.  After the defendant adopted the First Business Plan,

investor interest in the company's stock began to increase.  The company promoted Mr. Kanter as spokesman to the investment

community with respect to the opportunities and potential at the company.  Mr. Kanter then began numerous press interviews and appearances for Lechters, which included, inter alia:

          a.   television and radio interviews;

          b.   interviews by Dow Jones News Agency;

          c.   interviews on CNN Television Network;

          d.   10 to 15 investment seminars sponsored by various

               brokerage houses; and

          e.   investment seminars in London and Paris sponsored

               by Goldman, Sachs & Co.

     17.  Mr. Kanter's First Business Plan envisioned significant changes from how the company had operated in the past under the direction of Jonas.  Jonas complained privately on numerous

occasions, both to Mr. Kanter and the Board, that while

Mr. Kanter's First Business Plan was doing well for Lechters and the long-term stability of the company and its market perception,

it did not present Jonas in a favorable light, and unknown to

Mr. Kanter, Jonas' personal resentment against Mr. Kanter was beginning to build.

     18.  During the Summer of 1995, the price of Lechters stock declined as a result of a decrease in sales during the back-to-

school season.  At the time, Mr. Kanter was drafting the next business plan for the company to take effect February 1, 1996

(the "Second Business Plan").  At a Board meeting held on

September 13, 1996, Jonas informed the Board that he was upset by bad business decisions and criticized Mr. Kanter's efforts to continue the concepts in the First Business Plan that were

reflected in the Second Business Plan for the company, which would be presented to the Board in December.  After the meeting,

individual Directors expressed their outrage and embarrassment at

Jonas conduct and remarks.  Jonas later apologized to Mr. Kanter for his remarks and conduct at the September Board meeting.

     19.  In light of Jonas' criticism at the prior Board meeting and the private show of support by the individual Directors and

Jonas, Mr. Kanter now wanted formal Board approval of the Second

Business Plan and Budget.  At the December 13, 1995 Board

meeting, Jonas spoke in favor of Mr. Kanters Second Business

Plan, urging the Board to adopt it; and the Board and Jonas

appeared to give Mr. Kanter a vote of confidence by unanimously approving the Second Business Plan and budget without change at that meeting.

     20.  On Friday, January 5, 1996, Jonas called a meeting of the Management Group, which consisted of the Chief Financial

Officer, the Vice Presidents of Real Estate, Human Resources,

Administration and Stores, and the General Merchandise Manager.

These were the key senior management personnel involved in the implementation of Mr. Kanter's turnaround business plans.

Unbeknownst to Mr. Kanter, however, the Board and Jonas had a hidden agenda for the meeting.

     21.  Given public shareholders' displeasure for the lack of profitability under Jonas' control and the public confidence now instilled in the investment public by Mr. Kanter's Plans and implementation to turn the company around, the hidden agenda was for Jonas to take control of the company without adverse public reaction or dissension by its shareholders.  This agenda

envisioned forcing Mr. Kanter to resign (now that his Second

Business Plan was ready for implementation), and to make it

appear that Jonas had no other choice but to resume control of the company in light of Mr. Kanter's voluntary departure.  If successful, this hidden agenda (creating a resignation) would save the company approximately $1.5 million due Mr. Kanter under his Contract, and would allow Jonas to take the credit for

Mr. Kanter's Second Business Plan, which was soon to be announced to the public.  Jonas and the Board planned to undercut

Mr. Kanter's authority, and humiliate and degrade him before his senior management in order to stimulate an outraged resignation by Mr. Kanter.

     22.  Before the meeting, Mr. Kanter had called Jonas to ask what he could prepare for the meeting.  Jonas told Mr. Kanter it was a "motivational meeting" for which no written preparation would be necessary.

     23.  At the meeting, Jonas' carried out his motivation,

pursuant to the hidden agenda, and did completely undermine

Mr. Kanter's authority, humiliate and degrade him in front of his

Management Group, but failed to force Mr. Kanter's resignation.

     24.  Jonas carried out the Board's directive and hidden

agenda, but his statements created confusion and uncertainty,

both by Mr. Kanter and the members of the Management Group, about who was to be in daily charge of the turnaround of the company.

     25.  Jonas castigated Mr. Kanter for his decisions, told the staff he (Jonas) was taking over, and completely undermined and changed Mr. Kanter's plans to turn the company around.

     26.  Mr. Kanter did not resign, but left the meeting to pick up his wife from the hospital and discussed these serious matters by telephone with Board member, Charles Davis, of Goldman, Sachs

& Co., which company actively promotes, markets and trades

defendant's shares.  Mr. Kanter informed Davis of his belief that

Jonas had just fired him, but Davis reminded Mr. Kanter that only the Board had that power.

     27.  Mr. Kanter also had a telephone conversation with

Bernard Fischman ("Fischman"), another Board member and outside counsel for the company, who informed Mr. Kanter that a special

Board meeting had been scheduled for Monday, January 8, 1996 at

9:00 a.m. on the issue Mr. Kanter raised with Mr. Davis.

Mr. Kanter recited the disturbing events of the January 5th

meeting, and indicated his belief that Jonas had undermined his authority as CEO.  Mr. Kanter also said he was drafting a letter to Jonas and the Board for presentation of the events which took place in order to protect himself.  Fischman instructed and

advised Mr. Kanter not to present the letter and that nothing be put in writing at that time.  Mr. Kanter followed counsel's

advice and instructions, and never delivered any letter to Jonas or the Board.

     28.  At all relevant times, Mr. Kanter was a Board member,

but received no written notice of the meeting or its agenda.

     29.  Because of the blizzard that hit the area on January 7,

and 8, 1996, the offices of the defendant were closed on

January 8 and 9, 1996, and the Board meeting had to be

rescheduled for January 10, 1996.

     30.  Without Mr. Kanter's knowledge and pursuant to the

hidden agenda, Jonas had arranged and held secret meetings on

January 6, 1996 with members of the Management Group, without

Mr. Kanter's attendance.

     31.  On January 8 and 9, 1996, Mr. Kanter worked from his

home because of the storm.  He communicated with Jonas and others by telephone and E-Mail.  When Jonas questioned whether

Mr. Kanter would be returning to work, Mr. Kanter emphatically told him there was no question that he would continue to fulfill his responsibilities, even in light of Jonas' efforts to

undermine his turnaround plan.  He explained that this was an issue for the Board, and Mr. Kanter believed that it would be worked out at the Board meeting.

     32.  The Contract between Mr. Kanter and defendant addresses termination in paragraph 9, which provides that unless the Board were to terminate Mr. Kanter for certain specified reasons, it could only terminate Mr. Kanter if it paid him the full amount of compensation owed him under the full five year term of the

Contract.  Under the remaining three year term of the Contract,

Mr. Kanter's compensation totalled $1.35 million in salary plus various other benefits specified in the Contract.

     33.  The only reasons under the Contract for which defendant could terminate Mr. Kanter "for cause" without having to pay him his full compensation were:

          a.   disability;

          b.   conviction of a crime of mortal turpitude or a

               felony;

          c.   gross negligence or willful misconduct; or

          d.   breach of the Contract after written notice and

               failure to correct such breach.

At no time did any of these reasons exist.

     34.  Mr. Kanter arrived for the January 10, 1996 Board

meeting at approximately 8:30 a.m., and 15 minutes later,

John Wolff, Director of the Executive Committee ("Wolff"), and

Fischman -- both Board members -- asked to speak with Mr. Kanter privately.  They all proceeded to a conference room, and once inside, Messrs. Wolff and Fischman told Mr. Kanter in substance that the entire Board was prepared to terminate his contract at

Lechters.  While Mr. Kanter was a Board member, he had never participated in any meeting or discussion with any Board member at which his termination was discussed, much less approved.

     35.  The actions of Wolff and Fischman were part of

defendant's hidden agenda deception, bad faith and outrageous conduct to obtain a resignation by Mr. Kanter or to falsely

characterize Mr. Kanter's departure to the public as a

resignation.  First, they attempted to threaten and intimidate

Mr. Kanter into resigning in return for accepting a lesser

settlement of $300,000 in cash (or $15,000 a month for 30 months,

but the payments would stop upon Mr. Kanter entering into any sort of employment or any consulting positions).  Wolff and

Fischman then threatened that if Mr. Kanter rejected these two proposals, the Board would terminate his Contract without any payment, and falsely stated that the Board had grounds to support such a termination for cause.  They further told Mr. Kanter he would have to sue defendant with respect to a "for cause"

termination of his Contract at great expense to him and at the risk of possible harm to his reputation.  Messrs. Wolff and

Fischman ended their ultimatum by noting that Mr. Kanter had five minutes to decide or the Board meeting would proceed to terminate him.

     36.  Mr. Kanter rejected the Boards demand, refused to

resign and noted that he had a Contract with Lechters that

prevented the Board from acting as they threatened to do.

     37.  The Board meeting proceeded, but when Mr. Kanter

attempted to attend, the Board ejected Mr. Kanter from the

meeting -- even though he was a member -- informing him they would call him when they needed him.  At no time was Mr. Kanter permitted to engage in any discussions with the Board regarding the matter at issue.

     38.  At approximately 11:45 a.m., Mr. Fischman came out of the Board room and indicated to Mr. Kanter that the Board should be able to talk with him in 15 to 20 minutes.  Soon after,

however, the Board informed Mr. Kanter it was recessed for lunch and would reconvene at 1:45 p.m.

     39.  Mr. Kanter returned to the Board room at 1:30 p.m., but only Messrs. Fischman and Wolff were present.  They informed

Mr. Kanter that the Board had accepted his resignation, even though Mr. Kanter had never submitted his resignation.  They further informed Mr. Kanter that Donald Jonas replaced him as

President and CEO of Lechters, and that a press release had been issued to that effect.

     40.  Messrs. Wolff and Fischman then informed Mr. Kanter

that he could not return to his office at Lechters, and that arrangements were to be made through the Vice President of Human

Resources for the return of his personal belongings.

     41.  At approximately 2:00 p.m. on January 10, 1996, a news report entitled "Lechters' Vice Chairman, CEO Kanter, Resigned"

was disseminated over the AP wire.  A true copy of that report is attached hereto and incorporated herein as Exhibit "B".

     42.  The press release was false and deceptive, and omitted material facts.  It omitted the hidden agenda as outlined above,

and it was false in that Mr. Kanter did not resign, but was

terminated as Vice Chairman and CEO of Lechters.  This created the false public impression that Mr. Kanter left voluntarily,

thereby forcing Jonas to resume control by default rather than by design.  Had defendant revealed the truth, the stock price would have been adversely affected.

     43.  The press release also omitted facts explaining that

the Board had engineered Mr. Kanter's ouster in order for Jonas to return to operational control of the company without public or shareholder dissension or financial detriment.  These false

statements and omissions were material because the ouster of

Mr. Kanter, as opposed to his resignation, would have revealed a significant and detrimental change in the turnaround operations of the company.  The truth would show that defendant was

abandoning the turnaround plan developed by Mr. Kanter in favor of the prior disastrous management of Jonas, who had not

developed a turnaround plan, and that the company was once again without leadership on any level to reverse its poor performance while under the directive of Jonas.

     44.  The press release was further false and misleading

because it failed to disclose that (a) the company had to pay

Mr. Kanter full compensation owed him under his Contract, which was approximately $1.5 million, or (b) that the company had

offered to pay Mr. Kanter up to $450,000 to settle this

obligation for his resignation.

     45.  The effect of the false and misleading press release

was to maintain an artificially inflated price for the company's stock above the level it would otherwise be.  Despite notice of the falsity of the press release, defendant has failed to issue any correction.

     46.  Mr. Kanter is the beneficial owner of 220 shares of

common stock of defendant through his 401(k) plan.  In addition,

as a part of his compensation, he owns options to purchase 20,000 shares of stock at prices of $11.50, and is entitled to receive additional options to purchase another 35,000 shares beginning at the end of this month.

     47.  As an officer and director of Lechters, Mr. Kanter

knows the defendant has made false and misleading statements of material fact to the public, but he cannot purchase any

additional shares to protect his prior investment nor sell any shares he either owns or has under option.

     48.  Unless and until the defendant corrects its false and misleading public statements, Mr. Kanter is be unable to trade any of the securities of the defendant in the market.

                             COUNT I

            INJUNCTION TO HALT CONTINUED VIOLATIONS OF
         SECTION 10(B) OF THE EXCHANGE ACT AND RULE 10B-5

     49.  Plaintiff incorporates by reference the allegations in paragraphs 1-48 above as if set forth at length herein.

     50.  As set forth above, defendant has engaged in a plan,

scheme and course of conduct, pursuant to which it knowingly and/or recklessly engaged in acts, transactions, practices and courses of business which operated as a fraud upon plaintiff and the public, and made various untrue statements of material fact and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to the public concerning the termination of plaintiff.  The purpose and effect of said scheme was to artificially inflated the prices of the company's common stock.

     51.  By reason of the foregoing, defendant violated

Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in that it (a) employed devices, schemes and artifices to defraud, (b) made untrue statements of material fact or

omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (c) engaged in acts, practices and a course of business which operated as a fraud or deceit upon plaintiff and the public.

     52.  As a result of the foregoing, the market price of the

Company's common stock was and continues to be artificially

inflated and has affected and continues to affect adversely the integrity of the market both as to price and as to whether to purchase these securities.  Such conditions will continue unless and until the defendant publicly discloses the true facts.

     53.  Until the defendant publicly discloses the true facts,

plaintiff will be unable to purchase or sell any of his

securities of the defendant to his detriment.

     54.  Plaintiff has no adequate remedy at law for the

continuing harm he is suffering as a result of plaintiff's

actions.

     55.  Plaintiff is entitled to an award of attorneys' fees

under the federal securities laws.

                             COUNT II

                        BREACH OF CONTRACT

     56.  Plaintiff incorporates by reference the allegations in paragraphs 1-55 above as if set forth at length herein.

     57.  As set forth above, defendant breached its Contract

with Mr. Kanter as of January 10, 1996, when it barred him from his office and from the performance of his duties and

responsibilities pursuant to his Contract.

     58.  Mr. Kanter was never served any notice of termination by the company, and has always remained willing and able to

perform his duties, and is still entitled to all the rights,

compensation and other benefits described in the Contract.

     59.  Defendant owes Mr. Kanter $1.35 million in pay, plus

options to acquire shares of stock that pursuant to the terms of paragraph 3(b) of the Contract, plus the Cost for the next three years of health and insurance programs in which Mr. Kanter is now enrolled, as well as automobile allowance and related expenses and 401(k) payments.

     60.  As set forth above, defendant acted so egregiously and outrageously in a willful bad faith scheme in breach of the

Contract by, inter alia, knowingly and intentionally, and to deceive, intimidate, threaten and humiliate the plaintiff,

causing him significant pain, suffering and emotional distress.

     61.  Defendant's outrageous breach of the Contract justifies an award of punitive damages against defendant.

     WHEREFORE, plaintiff requests this Court to grant judgment in his favor and:

     (a)  on Count I, preliminarily and permanently enjoin

          defendant from further violations of the Securities

          Laws, and direct the defendant to correct the false

          statements in the market place;

     (b)  on Count II, award damages of $1.35 million plus the

          stock options and other financial benefits to which

          plaintiff to entitled under the Contract;

     (c)  on Count II, award punitive damages against defendant in an amount sufficient to deter such outrageous

          conduct in the future;

     (d)  award plaintiff the costs of this action, including

          reasonable attorneys' fees; and

     (e)  Award such other relief as is just and appropriate.



                              Respectfully submitted,


                              SPECTOR GADON & ROSEN, P.C.


                                   /s/ Paul R. Rosen, Esquire
                              By:  /s/ Daniel J. Dugan, Esquire
                                   Paul R. Rosen, Esquire
                                   Daniel J. Dugan, Esquire
                                   1700 Market Street,
                                   29th Floor
                                   Philadelphia, PA  19103
                                   (215) 241-8888


January 16, 1996                   Attorneys for Plaintiff,
                                   Steen Kanter